
Bridget Riley (b. 1931)
Initial Offering Price
$860,000
Offering Circular
sec.gov
Similar Sales
Record Price
Repeat Sales
$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
12
14
16
18
20
22
In 2019, Riley's paintings sold for an average of $1.5M; in 2020, $1.8M; and in 2021, $2.7M. In 2022, "Gala" set a new artist record, selling for $5.8M at Christie's London, showcasing continued demand for Riley's later career works.
INVESTMENT THESIS
Price Appreciation of Similar Works
21.5%
Sharpe Ratio (1997-2022)
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Bridget Riley
▲1.05
All Art
0.44
S&P 500
0.45
2% Progress
MEMBERS ONLY



Bridget Riley

(b. 1931)

Why we like this offering

1. The Artwork is from a series of vertical stripe paintings that Bridget Riley created in the early 1980s after she returned from a trip to Egypt in the winter of 1979–80 while touring her traveling retrospective with the British Council.
2. Auction records for artworks similar in scale, style and period are led by *Cool Edge* (1982), which is slightly larger than the Artwork and sold for $2,427,969 at Sotheby's in July 2020, followed by *Songbird* (1982), which sold for $1,049,684 at Christie's London, and Pass (1981), which sold for $1,026,990 at Bonhams London.
3. In 1968, Bridget Riley was selected to represent Great Britain at the 34th Venice Biennale, where she was the first living British painter to be awarded the prestigious Golden Lion International Award for Painting.
4. A solo show of the artist's work took place at the Yale Center for British Art in New Haven, CT, from March to July 2022.
5. Since the Artwork is one of Bridget Riley's first oil paintings, her technique is not as refined as her later works. The subtle, visible hand of the artist makes the work a unique and important painting in her oeuvre.
6. refers to the ancient Egypt hieroglyph of two outstretched and raised arms, which represents the human soul within Egyptian divinity.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$18,395,923	41	$5,103,400

Turnover by Year



18.4M
13.8M
9.2M
4.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
64
48
32
16
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$860,000**
Offering Circular	sec.gov/edgar

Painting







About Bridget Riley

Bridget Riley (b. 1931, Norwood, England) is a British female artist whose oeuvre focuses on geometric colorful abstractions, also referred to as Op Art. In 1965, Riley's work was included in "The Responsive Eye," a seminal group exhibition organized by curator William Seitz at the Museum of Modern Art in New York, which formalized Op Art as a major artistic movement and cemented the artist's status as a leading figure of the movement.

INVEST NOW

BRIDGET

RILEY

b. 1931, UNITED KINGDOM



$860,000

INITIAL OFFERING

21.5% HISTORICAL APPRECIATION OF SIMILAR WORKS (LAST 5 YEARS)[1,2]	▲1.05 SHARPE RATIO[3]
17.1% ANNUAL GROWTH OF RECORD PRICE[4]	16.0% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Oil on linen | 25.6 × 21.6 inches

Bridget Riley is a leading figure of the Op art movement, known for her use of line, formal color arrangements and geometric precision to create optical visual effects.

The Artwork is from a series of vertical stripe paintings that Bridget Riley created in the early 1980s after she returned from a trip to Egypt in the winter of 1979–80 while touring her traveling retrospective with the British Council. Inspired by the incredibly well-preserved painted tombs at the Cairo Museum and the lush landscape of the Nile Delta, her "Egyptian palette" paintings utilize the same brick red, yellow ochre, blue, turquoise, and sometimes green in addition to black and white. Bridget Riley transitioned her material practice from acrylic to oil paint for this series in order to achieve this richer color palette. Since the Artwork is one of Bridget Riley's first oil paintings, her technique is not as refined as her later works. The subtle, visible hand of the artist makes the work a unique and import-ant painting in her oeuvre. refers to the ancient Egypt hieroglyph of two outstretched and raised arms, which represents the human soul within Egyp-tian divinity. The Artwork features equidistant verti-cal stripes in alternating shades of blue, red, yellow, white and black. Auction records for artworks simi-lar in scale, style and period are led by Cool Edge (1982), which is slightly larger than the Artwork and sold for $2,427,969 (£1,875,000) at Sothe-by's London on July 28, 2020, followed by Song-bird (1982), which sold for $1,049,684 (£791,250) at Christie's London, and Pass (1981), which sold for $1,026,990 (£906,300) at Bonhams London.

Bridget Riley has been represented interna-tionally by David Zwirner since 2014. She has been the subject of solo exhibitions at the Museum of Modern Art in New York, the Tate in London, the National Galleries of Scotland in Edinburgh, the National Gallery in London, the Dia Art Foundation in New York, and the Yale Center for British Art in New Haven, among many others. Her paintings are also held in numerous public collections around the world, including the Albright-Knox Art Gallery in Buffalo, the Art Institute of Chicago, the Arts Coun-cil in London, the Dallas Museum of Art, the Dia Art Foundation in New York, the Los Angeles County Museum of Art, the Metropolitan Museum of Art in New York, Moderna Museet in Stockholm, the Museum of Contemporary Art in Los Angeles, the Museum of Modern Art in New York, the National Museum of Modern Art in Tokyo, the Nationalgal-erie in Berlin, the Stedelijk Museum in Amsterdam, and the Tate in London. Riley's institutional success is reflected in her market's desirability: accord-ing to the Turnover 2022 report, she ranked 97th in the top 100 best-selling artists at auction world-wide. Auction records for paintings by Riley are led by Untitled (Diagonal Curve) (1966), which sold for $5,813,156 (£4,338,500) at Christie's London on June 30, 2016, Gala (1974), which sold for $5,781,734 (£4,362,000) at Christie's London on March 22, 2022, and Chant 2 (1967), which sold for $5,105,852 (£2,561,250) at Sotheby's London on July 1, 2008.

AS OF JANUARY 5, 2023, THE ARTIST'S TOP PRICES ACHIEVED AT AUCTION ARE LED BY *UNTITLED (DIAGONAL CURVE)* (1966), WHICH SOLD FOR £4,338,500 ($5,813,156) ON JUNE 30, 2016 AT CHRISTIE'S, LONDON, *GALA* (1974), WHICH SOLD FOR £4,362,000 ($5,781,734) ON MARCH 22, 2022 AT CHRIS-TIE'S, LONDON, AND *CHANT 2* (1967), WHICH SOLD FOR £2,561,250 ($5,105,851) £2,561,250 ON JULY 1, 2008 AT SOTHEBY'S, LONDON.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]



$3M
$2.3M
$1.5M
$0.8M
2003
2005
2006
2007
2009
2010
2012
2013
2015
2016
2018
2019
2021
2022

BRIDGET RILEY

Bridget Riley (b. 1931, London, United Kingdom) is a leading figure in the Op Art movement, best known for her vibrant and dizzying geometric compositions. Riley studied semi-impressionist figurative painting at Goldsmiths College from 1949 to 1952 and continued her education at the Royal College of Art from 1952 to 1955, transitioning into pointillist landscapes by 1958. While a graduate student, Riley taught children's art classes, and in 1959, she began teaching at a university level. During this period, she also briefly worked for the J. Walter Thompson Group advertising agency. Riley left her careers in teaching and advertising to pursue art full-time around 1963 and 1964. Inspired by Georges Seurat's pointillism and Victor Vasarely's warped grids, Riley harnessed color theory and geometry to develop her signature Op Art style in 1960. Her painted, two-dimensional illusions of movement and depth began in black and white; however, by the late 1960s, Riley had incorporated the full color spectrum into her practice. She held her first solo exhibition at Gallery One in London in 1962, which quickly led to a series of other local solo and group exhibitions, as well as awards, including the AICA Critics Prize and a John Moores', Liverpool Open Section prize in 1963. In 1965, she achieved international recognition when her paintings Current and Hesitate (1964) were included in the landmark Op Art exhibition The Responsive Eye at the Museum of Modern Art in New York. In 1968, she represented the United Kingdom at the 34th Venice Biennale and became the first living British painter to win the prestigious Golden Lion International Award for Painting. By 1971, Riley had already become the subject of a retrospective organized by Kunstverein Hannover, which traveled to Kunsthalle Bern, Kunsthalle Düsseldorf, Galleria Civica d'Arte Moderna in Turin, and the Hayward Gallery in London. In addition to numerous awards, Riley has also been named a Commander of the Most Excellent Order of the British Empire in 1974 and the Companion of Honour in 1999. In 2019, the National Gallery in London commissioned Riley to create a large-scale wall painting titled Messengers. As of September 11, 2023, Riley continues to live and work in London, Cornwall, and France.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Bridget Riley with the following criteria: Vertical paintings on canvas created between 1980 and 1989 that measure under 60 by 60 inches in size. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 9.8% CAGR implied from selected sales occurring from February 6, 2004 to October 13, 2022. Since January 1, 2010, the realized prices comprised by this set of transactions have increased at an estimated 21.5% CAGR implied from selected sales occurring from June 26, 2013 to October 12, 2022.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Bridget Riley has a risk-adjusted appreciation of 1.05. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Bridget Riley have a record price compound annual growth rate ("CAGR") of 17.1% from March 25, 1986 to June 30, 2023. This calculation is based on (i) a record price of $14,250 on March 25, 1986, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,091,620, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Bridget Riley is 16.0%, which is based on 26 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Bridget Riley was February 26, 1992 and ending on the last date a repeat sale occurred for such artist, which in the case of Bridget Riley was November 10, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.